EXHIBIT 99.1

STRATA Skin Sciences Reports Second Quarter 2017 Financial Results

Conference call and webcast, today at 4:30 pm Eastern Time

Horsham, PA, August 10, 2017 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today reported financial results for the quarter ended June 30, 2017.

Second Quarter and Recent Corporate Highlights
•	Second quarter total revenues were $8.7 million, up 12.5% year-over-year.
•	Recurring XTRAC® revenues were $6.2 million, or 71.3% of total revenues. Recurring XTRAC revenues were up 1.8% year-over-year.
•	Installed base of XTRAC systems in the U.S. expands to 795 systems placed, up 6.3% from 748 at the end of the second quarter 2016.

"STRATA made solid progress in growing revenues in both the second quarter and first half of 2017, as we continue to position the company for further growth," stated Frank McCaney, President and Chief Executive Officer of STRATA.  "We are continuing to focus on increasing the treatment volume of our existing systems by having our salesforce work with dermatologists to improve their understanding of the value of the XTRAC to their practices, including dermatological conditions that we have not promoted previously.  Moreover, our operational initiatives are showing positive results as gross margins have improved by several percentage points."

"We are excited about the early acceptance of the STRATAPEN product, a differentiated aesthetic dermatological product that is specifically developed for micropigmentation, which incorporates a patent-pending technology cartridge which greatly reduces the risk of contamination," added Mr. McCaney. "The licensing agreement is consistent with our goal to become The Dermatological and Aesthetic Practice Partner, leveraging our existing infrastructure, including our current group of sales representatives, strong field service group, reimbursement capabilities and call center."

"By working with debt holders, who are also significant shareholders in STRATA, we were pleased to announce, the pending exchange of our convertible debt obligations for new shares of convertible preferred stock," noted Mr. McCaney. "If approved by shareholders on September 14th, the exchange will have the benefits of reducing our interest expense by over $4 million over the next four years and improving our financial flexibility."

"We have had a much slower than anticipated start to our sub-distribution of the Nordlys system from Ellipse USA the distributor, due to contract issues. All of the parties involved, including Ellipse USA, Ellipse A/S the manufacturer,  and STRATA met this week, to resolve those issues. While the signatures of the parties are still pending, the issues have been favorably resolved and STRATA will be dealing directly with Ellipse A/S going forward, which will enhance our ability to market and distribute the Nordlys system," added Mr. McCaney.

"Moreover, we are in the process of hiring or reassigning sales professionals to focus on selling this product line. We believe strongly in the commercial potential for the Nordlys system, but currently estimate that we are six months behind our previously announced sales projections."

As a result of the lower than expected Nordlys sales and the issues with the US distributor, Ellipse USA, STRATA is withdrawing its prior forecast of $4.0 to $4.5 million in sales for the device and the contribution of $500,000-600,000 in non-GAAP adjusted EBITDA from April 2017 to the end of the calendar year.

Reported Financial Results
Revenues for the second quarter of 2017 were $8.7 million compared with revenues for the second quarter of 2016 of $7.7 million.

Net loss for the second quarter of 2017 was $1.2 million or ($0.52) per diluted share, which included other income of $0.1 million for the change in fair value of warrant liability, $1.6 million in interest expense, $1.7 million in depreciation and amortization expenses and $0.1 million for income tax expense. This compares with net income for the second quarter of 2016 of $0.5 million or ($1.17) per diluted share, which included other income of $3.2 million for the change in fair value of warrant liability, $1.2 million in interest expense and $1.6 million in depreciation and amortization expenses and $0.1 million for income tax expense.

Revenues for the six months of 2017 were $16.0 million compared with revenues for the six months of 2016 of $15.4 million.

Net loss for the six months of 2017 was $3.4 million or ($1.53) per diluted share, which included $2.9 million in interest expense, $3.2 million in depreciation and amortization expenses and $0.1 million for income tax expense. This compares with net loss for the six months of 2016 of $0.9 million or ($2.76) per diluted share, which included other income of $5.2 million for the change in fair value of warrant liability, $2.4 million in interest expense and $3.3 million in depreciation and amortization expenses and $0.1 million for income tax expense.

As of June 30, 2017, the Company had cash and cash equivalents of $3.9 million, compared with $3.9 million as of December 31, 2016.

Non-GAAP Measures
To supplement the Company's consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted EBITDA.

The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company's core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands) (Unaudited)		(in thousands) (Unaudited)
Net income (loss) as reported	$(1,205)	$498	$(3,440)	$(939)
Adjustments:
Depreciation and amortization expense*	1,666	1,640	3,209	3,323
Interest expense, net	619	535	1,188	1,067
Non-cash interest expense	956	643	1,733	1,329
Income taxes	73	61	143	127

EBITDA	2,109	3,377	2,833	4,907

Stock-based compensation expense	21	116	73	286
Change in fair value of warrants	(128)	(3,199)	4	(5,184)

Non-GAAP adjusted EBITDA	$2,002	$294	$2,910	$9
* Includes depreciation on lasers placed-in-service of $1,080 and $1,140 for the three months ended June 30, 2017 and 2016, respectively and $2,151 and $2,308 for the six months ended June 30, 2017 and 2016, respectively.

STRATA previously announced the scheduling of a conference call with investors to review the results of the first quarter. Following is the pertinent information for accessing that call.

Conference Call Detail:
Date:	Thursday, August 10
Time:	4:30 pm Eastern Time
Toll Free:	888-299-7209
International:	719-325-4821
Passcode:	9972674
Webcast:	www.strataskinsciences.com

Replays available through August 24, 2017:
Toll Free:	844-512-2921
International:	412-317-6671
Passcode:	9972674
Webcast:	www.strataskinsciences.com

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Trademarks
Ellipse and Nordlys are trademarks of Ellipse S/A, Horsholm, Denmark

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the public's reaction the Company's new advertisements and marketing campaign, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,938	$3,928
Accounts receivable, net	3,560	3,390
Inventories	3,487	2,817
Other current assets	373	617
Property and equipment, net	9,396	10,180
Goodwill and intangible assets, net	22,101	22,215
Other non-current assets, net	47	46
Total assets	$42,902	$43,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Long-term debt and other notes payable	$11,716	$11,805
Accounts payable and accrued current liabilities	4,461	3,845
Current portion of deferred revenues	413	235
Senior secured convertible debentures, net	13,386	12,028
Warrant liability	109	105
Other long-term liabilities	1,203	456
Stockholders' equity	11,614	14,719
Total liabilities and stockholders' equity	$42,902	$43,193

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$8,702	$7,739	$15,974	$15,359

Cost of revenues	3,173	3,139	5,906	6,561

Gross profit	5,529	4,600	10,068	8,798

Operating expenses:
Engineering and product development	423	634	898	1,159
Selling and marketing	3,077	3,523	6,227	7,233
General and administrative	1,720	1,901	3,321	4,002
	5,220	6,058	10,446	12,394

Operating income (loss) before other income (expense), net	309	(1,458)	(378)	(3,596)

Other income (expense), net:
Interest expense, net	(1,575)	(1,178)	(2,921)	(2,396)
Change in fair value of warrant liability	128	3,199	(4)	5,184
Other (expense) income, net	6	(4)	6	(4)
	(1,441)	2,017	(2,919)	2,784

Net (loss) income before income taxes	(1,132)	559	(3,297)	(812)

Income tax expense	(73)	(61)	(143)	(127)

Net (loss) income	$(1,205)	$498	$(3,440)	$(939)

Net (loss) income per share:
Basic	$(0.52)	$0.24	$(1.53)	$(0.45)
Diluted	$(0.52)	$(1.17)	$(1.53)	$(2.76)

Shares used in computing net (loss) income per share:
Basic	2,327,041	2,117,897	2,252,301	2,092,914
Diluted	2,327,041	2,311,047	2,252,301	2,216,181

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Six Months Ended June 30,
	2017	2016
Cash Flows From Operating Activities:
Net loss	$(3,440)	$(939)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,209	3,323
Stock-based compensation	73	286
Amortization of debt discount	1,618	1,239
Amortization of deferred financing costs	115	91
Change in fair value of warrant liability	4	(5,184)
Other	142	315
Changes in operating assets and liabilities:
Current assets	(574)	1,817
Current liabilities	550	(2,536)
Net cash provided by (used in) operating activities	1,697	(1,588)

Cash Flows From Investing Activities:
Lasers placed-in-service, net	(1,205)	(314)
Other	(281)	140
Net cash used in investing activities	(1,486)	(174)

Cash Flows From Financing Activities:
Proceeds from term debt	-	1,500
Other financing activities	(201)	(207)
Net cash provided by (used in) financing activities	(201)	1,293

Effect of exchange rate changes on cash	-	7

Net decrease in cash and cash equivalents	10	(462)
Cash and cash equivalents, beginning of period	3,928	3,303

Cash and cash equivalents, end of period	$3,938	$2,841

Supplemental information:
Cash paid for interest	$1,133	$980

Supplemental information of non-cash investing and financing activities:
Conversion of senior secured convertible debentures into common stock	$262	$248
Recognition of warrants issued as debt discount	$-	$47
Reclassification of warrant liabilities to equity	$-	$1,541
Acquisition of distributor rights asset and license liability	$900	$-